EXHIBIT 99.3

Onstream Media Corporation acquisition of Infinite Conferencing and related private financing
Unaudited Pro Forma Condensed Combining Financial Information

On April 27, 2007 we (“ONSM”, “Onstream Media”) completed the acquisition of Infinite Conferencing LLC (“Infinite”), a Georgia limited liability company. The transaction, by which we acquired 100% of the membership interests of Infinite, was structured as a merger by and between Infinite and our wholly-owned subsidiary, Infinite Conferencing, Inc. (the “Acquisition”). The primary assets acquired, in addition to Infinite’s ongoing audio and webconferencing business operations, were accounts receivable, equipment, internally developed software, customer lists, trademarks, URLs (internet domain names), favorable supplier terms and employment and non-compete agreements.

The consideration for the merger was a combination of $14 million in cash and 1,376,622 shares of Onstream Media restricted common stock (valued at approximately $4.0 million, or $2.906 per share), for an aggregate purchase price of $18 million, before transaction costs. We arranged a private equity financing totaling $11 million, to partially fund the cash portion of the transaction, consisting of the sale of 4,888,890 shares of Onstream Media restricted common stock at $2.25 per share to approximately sixty individuals, funds and other entities (the “Financing”). The remainder of the purchase price was funded from our cash. An investment banking firm provided a valuation report to our board of directors.

We paid placement and/or finders fees in connection with the private equity financing, such fees consisted of (i) $770,000 for cash fees, equal to 7% of the gross proceeds of the financing, (ii) 342,222 five year warrants exercisable at $2.70 per share, equal to 7% of the aggregate number of shares of common stock issued in the financing and (iii) reimbursement of reasonable out-of-pocket expenses not to exceed $1,000 unless previously authorized.

The following unaudited pro forma balance sheet as of March 31, 2007 gives effect to the Acquisition and the Financing as if these had occurred at March 31, 2007. The following unaudited pro forma statements of operations, for the year ended September 30, 2006 and the six months ended March 31, 2007, give effect to the Acquisition and the Financing as if these had been consummated at the beginning of the respective periods presented.

99.3-1

Onstream Media Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combining Balance Sheet
As of March 31, 2007

							Pro Forma
	ONSM	Infinite	Financing		Acquisition		Combined
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$5,063,765	$14,863	$8,242,125	(1)	$(14,000,000)	(4)	$1,308,628
			1,987,875	(2)
Restricted cash	2,145,985	-	(2,137,500)	(2)	-		8,485
Accounts receivable, net of doubtful accounts	1,430,852	893,228	-		-		2,324,080
Prepaid expenses	1,003,671	18,774	-		-		1,022,445
Inventories	82,065	-	-		-		82,065
Other current assets	16,795	15,070	-		-		31,865
Total current assets	9,743,133	941,935	8,092,500		(14,000,000)		4,777,568

PROPERTY AND EQUIPMENT, net	5,303,412	369,388	-		455,000	(6)	6,127,800
INTANGIBLE ASSETS, net	1,150,000	-	-		4,294,000	(6)	5,444,000
GOODWILL, net	9,692,845	-	-		18,000,000	(4)	22,086,917
					250,000	(5)
					(4,749,000)	(6)
					(1,106,928)	(6)
OTHER NON-CURRENT ASSETS	501,910	-	-		-		501,910

Total assets	$26,391,300	$1,311,323	$8,092,500		$3,143,072		$38,938,195

LIABILITIES AND EQUITY:

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,246,256	$204,395	$(149,625)	(2)	$250,000	(5)	$2,601,026
			50,000	(3)
Amounts due to shareholders and officer	109,419	-	-		-		109,419
Deferred revenue	101,142	-	-		-		101,142
Notes payable - current portion	55,605	-	-		-		55,605
Total current liabilities	2,512,422	204,395	(99,625)		250,000		2,867,192

Notes payable, net of discount and current portion	44,956	-	-		-		44,956

Total liabilities	2,557,378	204,395	(99,625)		250,000		2,912,148

A-10 Preferred, par value	25	-	-		-		25
Common stock, par value	3,441	-	394	(1)	138	(4)	3,973
Additional paid-in capital	116,141,101	1,106,928	8,191,731	(1)	3,999,862	(4)	128,332,694
					(1,106,928)	(6)
Unamortized discount	(526,009)	-	-		-		(526,009)
Accumulated deficit	(91,784,636)	-	-		-		(91,784,636)
Total stockholders’ equity	23,833,922	1,106,928	8,192,125		2,893,072		36,026,047

Total liabilities and stockholders’ equity	$26,391,300	$1,311,323	$8,092,500		$3,143,072		$38,938,195

See notes to unaudited pro forma condensed combining financial information.

99.3-2

Onstream Media Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combining Statement of Operations
For the six months ended March 31, 2007

							Pro Forma
	ONSM	Infinite	Financing		Acquisition		Combined

Revenue	$4,239,844	$3,427,645	$-		$-		$7,667,489

Expenses:
Cost of revenue	1,668,103	647,909	-		-		2,316,012
Compensation	2,750,837	1,912,315	-		(1,075,000)	(7)	3,766,652
					178,500	(8)
Professional fees	1,797,796	97,552	-		30,000	(9)	1,925,348
Other general and administrative	874,520	370,218	-		-		1,244,738
Depreciation and amortization	1,173,838	65,859	-		478,000	(10)	1,717,697
Total expenses	8,265,094	3,093,853	-		(388,500)		10,970,447

Income (loss) from operations	(4,025,250)	333,792			388,500		(3,302,958)
Other income (expense)	(7,500,819)	-	-		-		(7,500,819)

Net income (loss)	$(11,526,069)	$333,792	$-		$388,500		$(10,803,777)

Net loss per common share - basic & diluted	$(0.52)						$(0.38)

Weighted average shares outstanding - basic & diluted	22,104,975		4,841,912	(1)	1,376,622	(4)	28,323,509

See notes to unaudited pro forma condensed combining financial information.

99.3-3

Onstream Media Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combining Statement of Operations
For the year ended September 30, 2006

							Pro Forma
	ONSM	Infinite	Financing		Acquisition		Combined

Revenue	$8,419,451	$5,579,626	$-		$-		$13,999,077

Expenses:
Cost of revenue	3,256,094	1,008,108	-		-		4,264,202
Compensation	4,979,920	3,457,297	-		(1,973,317)	(7)	6,820,900
					357,000	(8)
Professional fees	2,310,116	45,845	-		30,000	(9)	2,385,961
Other general and administrative	1,609,159	719,132	-		-		2,328,291
Depreciation and amortization	2,121,161	115,765	-		972,000	(10)	3,208,926
Total expenses	14,276,450	5,346,147	-		(614,317)		19,008,280

Income (loss) from operations	(5,856,999)	233,479			614,317		(5,009,203)
Other income (expense)	(609,214)	-	-		-		(609,214)

Net income (loss)	$(6,466,213)	$233,479	$-		$614,317		$(5,618,417)

Net loss per common share - basic & diluted	$(0.47)						$(0.28)

Weighted average shares outstanding - basic & diluted	13,624,786		4,888,890	(1)	1,376,622	(4)	19,890,298

See notes to unaudited pro forma condensed combining financial information.

99.3-4

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

The accompanying unaudited pro forma financial information is presented for illustrative purposes and is not necessarily indicative of the financial condition or results of operations that will be reported after the closing of the Acquisition. The results of operations of Infinite will be included as part of our consolidated results of operations for all periods subsequent to the Acquisition date. The unaudited pro forma condensed combined financial information presented herein is based on, and should be read in conjunction with, the historical financial statements and the related notes thereto for both Infinite and Onstream Media.

The unaudited pro forma net loss per share is based on the combined weighted average number of shares of common stock, which include the shares issued in connection with the Acquisition and the Financing. Since the effect of common stock equivalents was anti-dilutive, all such equivalents are excluded from the calculation of pro forma net loss per share.

The following table sets forth the components of the purchase price:

Number of ONSM common shares issued to sellers	1,376,622
Average ONSM per common share closing price for thirty
trading days ended March 23, 2007	$2.906
Value of ONSM common shares issued to sellers	$4,000,000
Cash portion of purchase price	14,000,000
Working capital adjustment due to sellers	41,000
Estimated transaction costs	209,000
Total purchase price	$18,250,000

The use of a thirty day average share price to convert the $4,000,000 equity portion of the purchase price to shares was in accordance with the merger agreement. However, EITF No. 99-12 indicates that securities given in a business combination should be measured during a period only up to "a few days before and after” the measurement date. In cases where there is a formula, the measurement date is when the number of shares first becomes fixed, which in this case was March 26, 2007, when the March 23, 2007 signing of the definitive merger agreement was publicly announced. The ONSM market price was $2.73 per share on March 21, 2007, $2.78 per share on March 26, 2007 and $2.64 per share on March 27, 2007. Although the $2.906 price used by us to value the shares was outside the high end of the range indicated by these prices, we believe that it was not materially different (particularly when considering that the equity portion was only approximately 22% of the total purchase price) and so is acceptable as reasonably indicative of fair value as of the date of the Acquisition.

At the closing of the Acquisition, we entered into a lock-up agreement with the Infinite sellers that limits the number of shares that they may sell, to 25% per quarter and/or weekly sales of 30,000 shares, commencing with the registration of such shares with the SEC and which percentage and weekly limitation may be increased at our option. The lock-up agreement also provides that in the event that the accumulated gross proceeds of the sale of first 50% of the shares issued to them is less than $2.0 million, we, at our sole option but provided that all securities to be issued in connection with the merger agreement and any related financing or other transactions do not exceed 19.99% of our outstanding common stock at the measurement date, will pay the difference in cash or our common shares. These shares were included in a registration statement declared effective by the SEC on June 15, 2007. In the event we are required to issue shares or pay cash under this arrangement, it will be recorded as additional purchase price included in goodwill and subject to periodic evaluation for impairment as discussed below.
99.3-5

In connection with the Acquisition, we entered into two employment contracts and one consulting contract with three key Infinite executives, such employment contracts including five-year option grants for the purchase of up to 200,000 common shares with an exercise price of $2.50 per share (fair market value at the date of closing) and vesting over two years. The employment and consulting contracts contain non-compete provisions with a minimum term of three years from the Acquisition closing.

The allocation of the purchase price to the assets acquired and liabilities assumed, as presented in the pro forma condensed combined financial information, was based upon our preliminary estimates of the fair value of those assets and liabilities. These estimates of fair value may change based upon completion of our final valuation.

The following table sets forth the book and estimated fair values of the assets acquired and liabilities assumed.

Infinite’s accounts receivable at book value	$893,228
Infinite’s property and equipment at book value	369,388
Infinite’s other assets at book value	48,707
Infinite’s total assets at book value	1,311,323

Infinite’s accounts payable at book value	204,395
Infinite’s accrued liabilities at book value	-
Infinite’s total liabilities at book value	204,395

Net book value of assets acquired and liabilities assumed	1,106,928
Adjustments to reflect assets acquired at fair value	4,749,000
Adjustments to reflect liabilities assumed at fair value	-

Estimated fair value of net assets acquired	5,855,928
Excess of the purchase price over the estimated fair value of
the net assets being acquired (goodwill)	12,394,072
Total purchase price	$18,250,000

Infinite’s accounts receivable and payable are generally due within thirty days of the closing of the Acquisition and therefore their book value is considered to be a reasonable estimate of their fair value. We have estimated that the excess of the fair value over the net book value of Infinite’s property and equipment, plus the fair value of certain intangible assets purchased by us in the Acquisition but not reflected on Infinite’s books (internally developed software, customer lists, trademarks, URLs (internet domain names), favorable supplier terms and employment and non-compete agreements) is approximately $4.7 million. Following is a summary of the components of the estimated fair value of the net assets acquired, including if applicable the assigned useful life for depreciation/amortization purposes.
Customer lists	$2,687,000	6 years
Tradenames and URLs	805,000	6 years
Accounts receivable	893,228
Property and equipment, including software	824,388	3-5 years
Non-competes	545,000	3 years
Other assets, net of liabilities	101,312

Estimated fair value of net assets acquired	$5,855,928
99.3-6

The approximately $12.4 million excess of the purchase price over the fair value of the net assets being acquired will be allocated to goodwill. In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001. Under the provisions of these pronouncements, goodwill is not amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. Other intangible assets, such as customer lists, are amortized to expense over their estimated useful lives, although the unamortized balances are still subject to review and adjustment for impairment. Annual reviews for impairment in future periods may result in future periodic write-downs. Tests for impairment between annual tests may be required if events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount.

Explanation of pro forma statements and adjustments:

The accompanying pro forma condensed combining financial statements give effect to the Acquisition and the related Financing. The unaudited pro forma balance sheet as of March 31, 2007 gives effect to the Acquisition and the Financing as if these had occurred at March 31, 2007. The unaudited pro forma statements of operations, for the year ended September 30, 2006 and the six months ended March 31, 2007, give effect to the Acquisition and the Financing as if these had been consummated at the beginning of the respective periods presented.

The “ONSM” column in the pro forma balance sheet is based on the balances presented in Onstream Media’s 10-QSB as of March 31, 2007. The “Infinite” column in the pro forma balance sheet is based on the unaudited April 30, 2007 records of Infinite Conferencing, the closest practicable date to the April 27, 2007 Acquisition closing date.

The “ONSM” column in the pro forma statements of operations is based on the balances presented in Onstream Media’s 10-QSB for the periods ended September 30, 2006 and March 31, 2007. The “Infinite” column in the pro forma statements of operations is based on the unaudited records of Infinite Conferencing for the periods ended September 30, 2006 and March 31, 2007.

Balance Sheet Adjustments:

A.  Related to Financing

1)
We received gross proceeds of $11,000,000 from the sale of 4,888,890 shares of Onstream Media restricted common stock at $2.25 per share to approximately sixty individuals, funds and other entities (the “Financing”). The net proceeds were $10,230,000, after deducting the cash portion of placement and finders fees on this Financing of $770,000, equal to 7% of the gross proceeds.

During March 2007, we sold 950,000 of the Financing shares for net proceeds of $1,987,875, as detailed in note 2 below. Although this sale of common shares was part of the $11 million Financing we arranged to partially fund the cash portion of the Acquisition, such sale was not contingent on the closing of such Acquisition. The remainder of the Financing, representing net proceeds of $8,242,125 for 3,938,890 shares, closed in conjunction with the April 2007 Acquisition closing.

Additional paid-in capital of $8,191,731 recorded for the Financing shares issued subsequent to March 31, 2007 is the result of the $8,242,125 net proceeds less the $394 par value of the shares and the $50,000 legal and other issuance costs discussed in Note 3 below.

99.3-7

We also issued 342,222 five year warrants to purchase our common stock for $2.70 per share, as placement fees equal to 7% of the aggregate number of shares of common stock issued in the Financing. The fair value of these warrants was approximately $518,000, calculated in accordance with the provisions of SFAS 123R, “Share-Based Payments”, using the Black-Scholes model with the following assumptions: expected volatility of 81%, risk-free interest rate of 6.25%, expected dividends of $0 and expected term of 5 years, the full term of the related warrants. Such issuance has no net effect on paid-in capital.

The historically reported weighted average number of common shares outstanding for the six months ended March 31, 2007 was increased by a pro forma adjustment of only 4,841,912 shares, as compared to the 4,888,890 shares issued in this Financing - the historically reported weighted average common shares outstanding for that period already included a partial effect of the 950,000 shares issued in March.

2)
During March 2007, we sold 950,000 of the Financing shares for total gross proceeds of $2,137,500. We included these proceeds in restricted cash as of March 31, 2007, since although the conditions had been met for the release of the funds from escrow to us as of that date, the actual transfer to our unrestricted account was not processed by the escrow agent until April 3, 2007. As of March 31, 2007, we accrued $149,625 for the cash portion of the placement fees, equal to 7% of the gross proceeds, which was reflected as a reduction of paid-in capital. After deducting these fees, which we paid in April at the same time as the closing of the remainder of the Financing, the net proceeds to us from this sale were $1,987,875.

3)
The estimated additional costs for legal fees and other issuance costs related to the Financing are approximately $50,000, reflected as a reduction of additional paid-in capital and an increase in accounts payable and accrued liabilities.

B.  Related to Acquisition

4)
In exchange for our April 2007 payment of $14 million in cash and issuance of 1,376,622 shares of Onstream Media restricted common stock, representing an aggregate purchase price of $18 million, we acquired 100% of the membership interests of Infinite. The transaction was structured as a merger by and between Infinite and our wholly-owned subsidiary, Infinite Conferencing, Inc. (the “Acquisition”). The primary assets acquired, in addition to Infinite’s ongoing audio and webconferencing business operations, were accounts receivable, equipment, internally developed software, customer lists, trademarks, URLs (internet domain names), favorable supplier terms and employment and non-compete agreements - see note 6 below. Refer to the above table detailing the components of the purchase price, as well as the above discussion related to possible additional purchase price that could result from the terms of a lock-up agreement we entered into with the Infinite sellers. We also incurred $250,000 of estimated transaction costs, as discussed in note 5 below.

5)
The estimated additional costs for legal fees, accounting and audit fees, valuation fees and other costs related to the Acquisition are approximately $209,000. In addition, we agreed to pay the Infinite sellers an additional amount representing the excess of Infinite’s accounts receivable at the time of the Acquisition closing over Infinite’s average accounts receivable for the preceding six month period, which excess we have estimated to be $41,000. The total transaction costs of $250,000 are reflected as an increase in the purchase price and an increase in accounts payable and accrued liabilities.

99.3-8

6)
The total purchase price of $18,250,000, as reflected in the pro-forma adjustments discussed in notes 4 and 5 above, was classified in the balance sheet caption goodwill. However, we have also reclassified $4,749,000 of this $18,250,000 amount from goodwill to property and equipment and intangible assets, which represents our estimate of the excess of the fair value over the net book value of Infinite’s property and equipment, plus the fair value of certain intangible assets purchased by us in the Acquisition but not reflected on Infinite’s books (internally developed software, customer lists, trademarks, URLs, favorable supplier terms and employment and non-compete agreements). Refer to the above table detailing the individual assets identified by us and valued as part of the purchase price allocation.

The total purchase price of $18,250,000 also included assets, net of assumed liabilities, with a net book value of $1,106,928, primarily accounts receivable. We reclassified this amount from goodwill as part of a proforma adjustment made to eliminate Infinite’s additional paid-in capital balance arising from these assets.

After the two reclassifications above, the remaining goodwill balance related to this Acquisition, and reflected in the unaudited pro forma condensed balance sheet, is $12,394,072.

Statement of Operations Adjustments:

A.  Related to Financing - None

B.  Related to Acquisition

7)
Prior to the Acquisition, Infinite recognized compensation expense related to payments to its two founders, such expense totaling $1,973,317 and $1,075,000 for the year ended September 30, 2006 and the six months ended March 31, 2007, respectively. We do not expect to continue these payments after the Acquisition and therefore have reflected pro-forma adjustments to remove these expenses from the compensation expense presented in the combined pro forma results of operations for those periods. However, see notes 8 and 9 below related to pro-forma compensation and professional fees expense recognized for arrangements entered into with these founders subsequent to the Acquisition.

8)
In connection with the Acquisition, we entered into two employment contracts, one with an Infinite founder and one with another key Infinite executive, such employment contracts including five-year option grants for the purchase of up to 200,000 common shares with an exercise price of $2.50 per share (fair market value at the date of closing) and vesting over two years. The employment contracts contain non-compete provisions with a minimum term of three years from the Acquisition closing - see note 10 below. We have reflected pro-forma adjustments to recognize additional compensation expense in the combined pro forma results of operations for those periods, as presented above, as if these employment contracts had been entered into at the beginning of the respective periods presented. The result is additional compensation expense of $357,000 and $178,500 for the year ended September 30, 2006 and the six months ended March 31, 2007, respectively. This additional compensation includes expected salary and bonus payments, as well as the fair value of the options granted, the latter calculated in accordance with the provisions of SFAS No. 123R, “Share-Based Payments”, using the Black-Scholes model with the following assumptions: expected volatility of 81%, risk-free interest rate of 6.25%, expected dividends of $0 and expected term of 5 years, the full term of the related options.

99.3-9

9)
In connection with the Acquisition, we entered into a consulting contract with an Infinite founder, calling for payments of $5,000 per month for a six month period and containing non-compete provisions with a minimum term of three years from the Acquisition closing. We do not expect to renew or extend this contract beyond its stated term. We have reflected pro-forma adjustments to recognize additional professional fees expense as if the consulting contract was entered into at the beginning of the respective periods presented. The result is additional professional fees expense of $30,000, both for the year ended September 30, 2006 and the six months ended March 31, 2007.

10)
We have estimated that the excess of the fair value over the net book value of Infinite’s property and equipment, plus the fair value of  certain intangible assets purchased by us in the Acquisition but not reflected on Infinite’s books (internally developed software, customer lists, trademarks, URLs - internet domain names, favorable supplier terms and employment and non-compete agreements) is approximately $4.7 million.

We have reflected pro-forma adjustments to recognize additional depreciation and amortization expense as if the above assets were purchased and depreciation of their fair values commenced at the beginning of the respective periods presented. This depreciation and amortization expense is based on expected useful lives assigned to the assets ranging from three to six years. The result is additional depreciation and amortization expense of $972,000 and $478,000, for the year ended September 30, 2006 and the six months ended March 31, 2007, respectively.

99.3-10